EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Third Quarter Ended June 30, 2018

MCLEAN, Va., July 31, 2018 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its third fiscal quarter ended June 30, 2018.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2018	March 31, 2018	Change	% Change

Total investment income	$12,379	$11,086	$1,293	11.7%
Total expenses, net of credits	(6,383)	(5,473)	(910)	(16.6)
Net investment income	5,996	5,613	383	6.8
Net investment income per common share	0.22	0.21	0.01	4.8
Cash distribution per common share	0.21	0.21	—	—
Net realized gain	199	324	(125)	(38.6)
Net unrealized appreciation	5,898	3,367	2,531	75.2
Net increase in net assets resulting from operations	12,093	9,304	2,789	30.0
Weighted average yield on interest-bearing investments	11.8%	11.5%	0.3%	2.6
Total invested	$20,143	$19,439	$704	3.6
Total repayments and net proceeds	24,356	14,198	10,158	71.5

As of:	June 30, 2018	March 31, 2018	Change	% Change
Total investments, at fair value	$404,888	$402,138	$2,750	0.7%
Fair value, as a percent of cost	89.2%	88.0%	1.2%	1.4
Net asset value per common share	$8.86	$8.62	$0.24	2.8

Third Fiscal Quarter 2018 Highlights:

  Portfolio Activity: Invested $3.0 million in one new portfolio company and $17.1 million in existing portfolio companies. Received $24.4 million in repayments and net proceeds from portfolio companies including the payoff of one of our debt investments at par.
  ATM Program: Sold 762,671 shares of our common stock at a weighted-average price of $9.13 per share through our at-the-market program for net proceeds of $6.9 million.
  Recurring Distributions and Dividends: For each of April, May, and June 2018, paid monthly distributions to common stockholders ($0.07 per common share) and monthly dividends to preferred stockholders ($0.125 per share of the Company’s 6.00% Series 2024 Term Preferred Stock).

Third Fiscal Quarter 2018 Results:

Interest income increased by $0.4 million, or 4.0%, due to an increase in the weighted average yield on interest-bearing investments quarter over quarter.  Other income increased by $0.9 million primarily due to success fees and prepayment fees received associated with the payoff of one of our debt investments during the current quarter.  Total expenses increased by $0.9 million, or 16.6%, primarily due to an increase in net incentive fees quarter over quarter as there was no incentive fee credit this quarter.

Net Investment Income for the quarter ended June 30, 2018 was approximately $6.0 million, or $0.22 per share, an increase of 6.8% as compared to the prior quarter.

The Net Increase in Net Assets Resulting from Operations for the quarters ended June 30, 2018 and March 31, 2018 was $12.1 million, or $0.45 per share, compared to $9.3 million, or $0.35 per share, respectively. The quarter over quarter increase was primarily driven by $5.9 million in net unrealized appreciation.

Subsequent Events:  Subsequent to June 30, 2018, the following significant events occurred:

  Portfolio Activity:
    In July 2018, our investment in NetSmart Technologies, Inc. paid off for net cash proceeds of $3.7 million.
    In July 2018, an existing portfolio company, EL Academies Inc., drew an additional $4.4 million on the unused portion of its secured first lien delayed draw term loan.

  Distributions and Dividends Declared: In July 2018, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to preferred shareholders:
Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2024 Term Preferred Share
July 20, 2018	July 31, 2018	$0.07	$0.125
August 21, 2018	August 31, 2018	0.07	0.125
September 19, 2018	September 28, 2018	0.07	0.125
	Total for the Quarter	$0.21	$0.375

Comments from Gladstone Capital’s President, Bob Marcotte: “Investment income increased on higher investment yields and fee income and lifted net investment income to 105% of common stock distributions for the quarter.  Broad based portfolio improvements generated a $0.24 increase in net asset value per share over the prior quarter and brought the net asset value increase over the last year to 5.7% and the return on equity for the past year to 14.7%.  Net asset value growth and common equity sales under our ATM program have enhanced our capacity to opportunistically grow our investments and position us well to enhance returns to our shareholders in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, August 1, 2018, at 8:30 a.m. EDT.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 8, 2018.  To hear the replay, please dial (855) 859-2056 and use conference number 2859319.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through August 8, 2018.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 186 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2018, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.